Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-278767 on Form N-14 of our report dated July 21, 2023, relating to the financial statements and financial highlights of BlackRock International Dividend Fund of BlackRock FundsSM (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended May 31, 2023, and we also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in the Combined Prospectus/Information Statement, which is a part of such Registration Statement

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 27, 2024